Exhibit 19.1

MONTROSE ENVIRONMENTAL GROUP, INC. INSIDER TRADING POLICY

I.
Introduction

Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information from disclosing this information to others who trade securities.

Montrose Environmental Group, Inc. (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by directors, officers, employees and consultants.

You are responsible for ensuring that you do not violate federal or state securities laws or this Policy. The Company designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

If you violate the insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $2.1 million (as adjusted for inflation), or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.

Both the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

You should consult the General Counsel if you have any questions about this Policy.

Exhibit 19.1

II.
Policies and Procedures
A.
Trading Policy
1.
You may not buy or sell a company’s securities when you have Material Nonpublic Information (as defined below) about that company. This policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers and suppliers or a company with which the Company is or may be negotiating a major transaction.
2.
You may not convey Material Nonpublic Information about the Company or another company to others. You also may not suggest that anyone purchase or sell any company’s securities while you are aware of Material Nonpublic Information about that company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any other benefit from trades made by persons to whom you passed Material Nonpublic Information. This policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies. This policy does not restrict legitimate business communications on a “need to know” basis.
3.
It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short-term trading (generally defined as selling or purchasing Company securities within six months following a purchase or sale, respectively); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trades in puts or calls in Company securities; and (d) hedging transactions. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you are prohibited from including Company securities in a margin account or pledging Company securities as collateral for a loan; provided, however, that such prohibition on pledging Company securities as collateral for a loan shall not apply to a pledge if:

(i) at the time the pledge is made and for so long as any Company securities are so pledged, the amount of the loan for which the Company securities are pledged as collateral does not exceed 25% of the aggregate 5-day volume weighted average price of the Company securities pledged as collateral and (ii) to the extent such person is a director or Restricted Employee, such pledge shall be considered a “trade” subject to Section D below, including its restrictions with respect to Window Periods and pre-clearance requirements.

The foregoing restrictions apply to all directors, officers, employees and consultants. The restrictions also apply to family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in- laws), anyone else who lives in your household (other than household employees), any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities, corporations or other business entities controlled or managed by you, and trusts for which you are the trustee or otherwise influence or control (all of the above, your “Family Members and Entities”). The SEC and federal prosecutors may

Exhibit 19.1

presume that trading by family members is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

For purposes of this Policy, references to “trading” and “transactions” include, among other things:

•
purchases and sales of Company securities in public markets;
•
sales of Company securities obtained through the exercise of employee stock options and other equity awards granted by the Company;

•
making gifts of Company securities (including charitable donations); and
•
using Company securities to secure a loan.

You should consult the General Counsel if you have any questions regarding what constitutes a trade or transaction.

B.
What is “Material Nonpublic Information”?
1.
Material Information

Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:

•
earnings, revenue or similar financial information;
•
unexpected financial results;
•
unpublished financial reports or projections;
•
extraordinary borrowing or liquidity problems;
•
changes in control;
•
changes in directors, senior management or auditors;
•
significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations;
•
information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or

Exhibit 19.1

contractions of operations;
•
changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
•
material defaults under agreements or actions by creditors, clients or suppliers relating to a company’s credit rating;
•
information about major contracts;
•
changes in the Company’s pricing or cost structure;
•
significant new product developments or innovations;
•
the interruption of services or other aspects of a company’s business as a result of an accident, fire, natural disaster or breakdown of labor negotiations;
•
product recalls;
•
major environmental incidents; and
•
institution of, or developments in, major litigation, investigations or regulatory actions or proceedings.

Exhibit 19.1

Federal and NYSE investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade.

2.
Nonpublic Information

Nonpublic information is information that is not generally known or available to the public.

The Company considers information to be available to the public only when:

•
it has been released to the public by the Company through appropriate channels (e.g., by means of a press release or a widely disseminated statement from a senior officer); and
•
enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following public disclosure.

You should consult the General Counsel if you have any questions regarding what constitutes material and/or nonpublic information.

C.
Unauthorized Disclosure

All directors, officers, employees and consultants must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information

Exhibit 19.1

as confidential and proprietary to the Company. You may not disclose it to others, such as family members, other relatives or business or social acquaintances.

Also, legal rules govern the timing and nature of the Company’s disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, the Company permits only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Guidelines for Public Disclosures and Communications with the Investment Community. If you receive inquiries of this nature, refer them to the General Counsel.

D.
When and How to Trade Company Stock
1.
Overview

Directors, officers and certain other employees who are so designated from time to time (such officers and designated employees, “Restricted Employees”) are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a director or a Restricted Employee, however, following the procedures listed below may assist you in complying with this Policy.

2.
Window Periods

Directors and Restricted Employees may only trade in Company securities from the date that is two full trading days after an earnings release to the close of business on the date that is two weeks prior to the end of each quarter (such period, the “Window Period”).

However, even if the Window Period is open, you may not trade in Company securities if you are aware of Material Nonpublic Information about the Company. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them when the Window Period is open.

From time to time during the Window Period, the Company may close trading due to developments (such as a significant event or transaction) that involve Material Nonpublic Information. In such cases, the General Counsel or another senior executive may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities, and should not disclose to others the fact that trading has been prohibited.

Even if the Window Period is closed, you may exercise Company stock options if no shares are to be sold (or exercise a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding obligations) – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Window Period is open must be executed or cancelled before it closes.

Exhibit 19.1

In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1(c) trading plan, as discussed below.

3.
Pre-clearance

The Company requires its directors and Restricted Employees to contact the General Counsel in advance of effecting any purchase, sale or other trading of Company securities and to obtain prior approval of the transaction. The pre-clearance policy applies even if a transaction is initiated while the Window Period is open. The pre-clearance policy also applies to anyone that lives in the household (other than household employees) of a director or Restricted Employee.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in Company stock, and you should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 trading plan (discussed below) will not require pre-clearance at the time of the transaction.

E.
Rule 10b5-1 Trading Plans

Rule 10b5-1 provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. It is possible to pre-arrange trades in Company securities by entering into a written trading plan. Trading plans can be established for a single trade or a series of trades. A plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.

All Rule 10b5-1 trading plans, including any amendments, modifications and terminations thereof, must be reviewed and approved in advance by the General Counsel.